                                                                     Exhibit 3.1


                  UBS

                  ARTICLES OF ASSOCIATION

                  UBS AG

                  18 April 2002

CONTENTS

SECTION 1 Name, registered office, business object and
duration of the Corporation.....................................         1
SECTION 2 Share capital.........................................         2
SECTION 3 Corporate bodies......................................         4
   A.  General Meeting of Shareholders..........................         4
   B.  Board of Directors.......................................         7
   C.  Group Executive Board....................................         9
   D.  Statutory and Group Auditors.............................        10
SECTION 4 Financial statements and appropriation of profit,
reserves........................................................        11
SECTION 5 Notices and jurisdiction..............................        12
SECTION 6 Non-cash considerations and contribution in kind......        13

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SECTION 1
NAME, REGISTERED OFFICE, BUSINESS OBJECT AND DURATION OF THE CORPORATION



                 ARTICLE 1

NAME AND         A corporation limited by shares under the name of UBS AG/UBS
REGISTERED       SA/UBS Ltd. is established with a registered office in Zurich
OFFICE           and Basel.

                 ARTICLE 2

BUSINESS OBJECT  1

                 The purpose of the Corporation is the operation of a bank. Its scope of operations extends to all types of banking, financial, advisory, trading and service activities in Switzerland and abroad.

                 2

                 The Corporation may establish branches and representative offices as well as banks, finance companies and other enterprises of any kind in Switzerland and abroad, hold equity interests in these companies, and conduct their management.

                 3

                 The Corporation is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad.

                 ARTICLE 3

DURATION         The duration of the Corporation shall not be limited by time.


                                      -1-
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SECTION 2
SHARE CAPITAL

                 ARTICLE 4

SHARE CAPITAL    1

                 The share capital of the Corporation is CHF 1,002,319,047.20 (one billion, two million, three hundred and nineteen thousand, forty-seven Swiss francs and twenty centimes), divided into 1,252,898,809 registered shares with a par value of CHF 0.80 each. The share capital is fully paid up.

                 2

                 Registered shares may be converted into bearer shares and bearer shares into registered shares by resolution of the General Meeting of Shareholders; the Corporation may issue certificates representing multiples of shares.

                 ARTICLE 4A

CONDITIONAL      Employee stock ownership plan of Paine Webber Group Inc., New
CAPITAL          York ("PaineWebber")

                 The share capital will be increased, under exclusion of shareholders' preemptive rights, by a maximum of CHF 10,414,172.80, corresponding to a maximum of 13,017,716 registered shares of CHF 0.80 par value each (which must be fully paid up) through the exercise of option rights granted to the employees of PaineWebber, which were rolled over according to the merger agreement of 12 July 2000. The subscription ratio, time limits and further details were determined by PaineWebber and taken over by UBS AG. The purchase of shares through the exercise of option rights as well as any subsequent transfer of the shares are subject to the registration restrictions set out in Article 5 of these Articles of Association.

                 ARTICLE 5

SHARE REGISTER   1
AND NOMINEES
                 A share register is maintained for the registered shares, in which owners' and usufructuaries' family and given names are entered, with their complete address and nationality (or registered office for legal entities).

                 2

                 If the mailing address of a shareholder changes, the new address must be communicated to the Corporation. As long as this has not been done, all written communications will be sent to the address entered in the share register, this being valid according to the requirements of the law.

                 3

                 Those who acquire registered shares shall be entered in the share register as shareholders with voting rights if they expressly declare that they acquired these registered shares in their own names and for their own account. If the party acquiring the shares is not prepared to provide such a declaration, the Board of Directors may refuse to allow the shares to be entered with voting rights.

                 4

                 The restriction on registration under paragraph 3 above also applies to shares acquired by the exercise of preemptive, option or conversion rights.


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                 5

                 The Board of Directors is authorized, after hearing the position of the registered shareholder or nominee affected, to strike the entry of a shareholder with voting rights from the share register retroactively with effect to the date of the entry, if it was obtained under false pretences. The party affected must be informed of the action immediately.

                 6

                 The Board of Directors formulates general principles relating to the registration of fiduciaries/nominees and issues the necessary regulations to ensure compliance with the above provisions.

                 ARTICLE 6

DEFERRED         1
PRINTING OF
SHARES           In the case of registered shares, the Corporation may elect not to print and deliver certificates. However, shareholders may at any time request the Corporation to print and deliver certificates free of charge. Particulars are set forth in regulations issued by the Board of Directors.

                 2

                 Uncertificated registered shares may only be transferred by the assignment of all appurtenant rights. The assignment must be reported to the Corporation to be valid. If uncertificated registered shares are held in a custody or portfolio account at a bank, they may only be transferred with the cooperation of that bank. Furthermore, they may only be pledged in favour of that bank, in which case notifying the Corporation is not necessary.

                 ARTICLE 7

EXERCISE OF      1
RIGHTS
                 Shares are indivisible. The Corporation recognizes only one representative per share.

                 2

                 Voting rights and associated rights may only be exercised in relation to the Corporation by a party entered in the share register as having the right to vote.


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SECTION 3
CORPORATE BODIES
A.    GENERAL MEETING OF SHAREHOLDERS


                 ARTICLE 8

AUTHORITY        The General Meeting of Shareholders is the Corporation's
                 supreme corporate body.

                 ARTICLE 9

TYPES OF         The Annual General Meeting takes place every year within six
GENERAL          months after the close of the financial year; the annual report
MEETINGS         and the report of the Auditors must be available for inspection by shareholders at the Corporation's registered offices at
a. ANNUAL        least twenty days before the meeting.
   GENERAL
   MEETING


                 ARTICLE 10

b. EXTRAORDINARY 1
   GENERAL
   MEETINGS Extraordinary General Meetings are convened whenever the Board of Directors or the Auditors consider it necessary.

                 2

                 Such a meeting must also be convened if demanded by a resolution of the shareholders in General Meeting or by a written request from one or more shareholders, representing together at least one tenth of the share capital, specifying the items to be included on the agenda and the proposals to be put forward.

                 ARTICLE 11
CONVENING        1

                 The General Meeting shall be called by the Board of Directors, or if need be by the Statutory Auditors, at least twenty days before the meeting is to take place. The meeting is called by publishing a single notice in the publication of record designated by the Corporation. An invitation will be sent to all shareholders registered.

                 2

                 The notice to convene the General Meeting shall specify the agenda with the proposals of the Board of Directors and proposals from shareholders, and in the event of elections the names of the proposed candidates.

                 ARTICLE 12

PLACING OF       1
ITEMS ON THE     Shareholders representing shares with an aggregate par value of
AGENDA           one million Swiss francs may submit proposals for matters to be placed on the agenda for consideration by the General Meeting, provided that their proposals are submitted in writing within the deadline published by the Corporation and include the actual motion(s) to be put forward.

                 2

                 No resolutions may be passed concerning matters which have not been duly placed on the agenda, except on a motion put forward at the General Meeting to call an Extraordinary General Meeting or a motion for a special audit to be carried out.



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                 ARTICLE 13

CHAIRMANSHIP,    1
TELLERS,         The Chairman of the Board of Directors or, if the Chairman
MINUTES          cannot attend, a Vice Chairman or another member designated by the Board of Directors, shall preside over the General Meeting and appoint a secretary and the necessary tellers.

                 2

                 Minutes are kept of the proceedings and must be signed by the presiding Officer and the Secretary.

                 ARTICLE 14

SHAREHOLDER      1
PROXIES          The Board of Directors issues procedural rules for
                 participation and representation of shareholders at the General
                 Meeting.

                 2

                 A shareholder may only be represented at the General Meeting by his or her legal representative or under a written power of attorney by another shareholder eligible to vote, by a corporate proxy, by the independent proxy or by a custodial proxy.

                 3

                 The presiding Officer decides whether to recognize the power of attorney.

                 ARTICLE 15

VOTING RIGHT     Each share conveys the right to cast one vote.

                 ARTICLE 16
RESOLUTIONS,     1
ELECTIONS        Resolutions and elections are decided at the General Meeting by an absolute majority of the votes cast, excluding blank and invalid ballots, subject to the compulsory provisions of the law.

                 2

                 A resolution to change Art. 18 of these Articles of Association, to remove one fourth or more of the members of the Board of Directors, or to delete or modify Art. 16 paragraph 2 of these Articles of Association, must receive at least two thirds of the votes represented.

                 3

                 The presiding Officer shall decide whether voting on resolutions and elections be conducted electronically or with a show of hands. Ordinary written ballots may also be adopted. Shareholders representing at least 3% of the votes represented may always request that a vote or election take place electronically or by written ballot.

                 4

                 In the case of written ballots, the presiding Officer may rule that only the ballots of those shareholders shall be collected who choose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting at the time of the vote shall be counted in favour, in order to expedite the counting of the votes.

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                 ARTICLE 17


POWERS           The General Meeting has the following powers:

                 a) To establish and amend the Articles of Association

                 b) To elect the members of the Board of Directors, the
                    Statutory Auditors and the Group Auditors

                 c) To approve the annual report and the consolidated financial statements

                 d) To approve the annual accounts and to decide upon the
                    appropriation of the net profit shown in the balance sheet

                 e) To give the members of the Board of Directors and of the
                    Group Executive Board a discharge concerning their administration

                 f) To take decisions on all matters reserved to the General
                    Meeting by law or by the Articles of Association, or which are placed before it by the Board of Directors.



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CORPORATE BODIES
B.    BOARD OF DIRECTORS

                 ARTICLE 18

NUMBER OF BOARD  The Board of Directors shall consist of at least six and no
MEMBERS          more than twelve members.

                 ARTICLE 19

TERM OF OFFICE   1

                 The term of office for members of the Board of Directors is four years, with the interval between two Annual General Meetings being deemed a year for this purpose. The initial term of office for each Director shall be fixed in such a way as to assure that about one fourth of all the members have to be newly elected or re-elected every year.

                 2

                 Members whose term of office has expired are immediately eligible for re-election.

                 ARTICLE 20

ORGANIZATION,    1
CHAIRMAN'S
OFFICE           The Board of Directors shall elect a Chairman's Office from among its members. It shall be composed of the Chairman and at least one Vice Chairman.

                 2

                 The Board of Directors shall appoint its secretary, who need not be a member of the Board.

                 ARTICLE 21

CONVENING,       1
PARTICIPATION
                 The Chairman shall convene the Board of Directors as often as business requires, but at least six times a year.

                 2

                 The Board of Directors shall also be convened if one of its members or the Group Executive Board submits a written request to the Chairman's Office to hold such a meeting.

                 ARTICLE 22

DECISIONS        1

                 Decisions of the Board of Directors are taken by an absolute majority of the votes cast. In case of a tie, the presiding Officer shall cast the deciding vote.

                 2

                 The number of members who must be present to constitute a quorum, and the modalities for the passing of resolutions shall be laid down by the Board of Directors in the Organization Regulations. No such quorum is required for decisions confirming and amending resolutions relating to capital increases.

                 ARTICLE 23

DUTIES AND       1
POWERS           The Board of Directors has responsibility for the ultimate direction of the Corporation and the supervision and control of its executive management.


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                 2

                 The Board of Directors may also take decisions on all matters which are not expressly reserved to the shareholders in General Meeting or to another corporate body by law or by the Articles of Association.

                 ARTICLE 24

ULTIMATE         The ultimate direction of the Corporation comprises in
DIRECTION OF     particular:
THE CORPORATION

                 a) Preparing of and deciding on proposals to be placed before the General Meeting

                 b) Issuing the regulations necessary for the conduct of
                    business and for the delineation of authority, in particular the Organization Regulations and the regulations governing the Group Internal Audit

                 c) Laying down the principles for the accounting, financial and risk controls and financial planning, in particular the allocation of equity resources and risk capital for business operations

                 d) Decisions on Group strategy and other matters reserved to the Board of Directors under the Organization Regulations

                 e) Appointment and removal of the President and the members of the Group Executive Board, the members of the Group Managing Board and the head of Group Internal Audit

                 f) Decisions on increasing the share capital, to the extent this falls within the authority of the Board of Directors (Art. 651 paragraph 4 of the Swiss Code of Obligations), on the report concerning an increase in capital (Art. 652e of the Swiss Code of Obligations) and on the ascertainment of capital increases and the corresponding amendments to the Articles of Association.

                 ARTICLE 25

SUPERVISION,     Supervision and control of the business management comprises in
CONTROL          particular the following:

                 a) Review of the annual report, consolidated and parent company financial statements as well as quarterly financial statements

                 b) Acceptance of regular reports covering the course of
                    business and the position of the Group, the status and development of country, counter-party and market risks and the extent to which equity and risk capital are tied up due to business operations

                 c) Consideration of reports prepared by the Statutory and Group
                    Auditors concerning the annual financial statements.

                 ARTICLE 26

DELEGATION,      The Board of Directors may delegate part of its authority to
ORGANIZATION     one or more of its members subject to Arts. 24 and 25. The
REGULATIONS      allocation of authority and functions shall be defined in the
                 Organization Regulations.

                 ARTICLE 27

SIGNATURES       1

                 Signing in the name of the company requires two authorized signatures to be binding.

                 2

                 All details shall be determined in the Organization Regulations and in a special Group Directive.

                 ARTICLE 28

REMUNERATION     The Board of Directors shall determine the remuneration of its members.


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CORPORATE BODIES
C.    GROUP EXECUTIVE BOARD

                 ARTICLE 29

ORGANIZATION     The Group Executive Board is composed of the President and at least three other members.

                 ARTICLE 30

FUNCTIONS,       1
AUTHORITIES      The Group Executive Board is responsible for the management of the Group. It is the supreme executive body as defined by the Swiss Federal Law on Banks and Savings Banks. It implements the
                 Group strategy decided by the Board of Directors and ensures the execution of the decisions of the Board of Directors and the Chairman's Office. It is responsible for the Group's results.

                 2

                 The Group Executive Board has the following principal responsibilities:

                 a) Preparing and proposing Group strategy and the fundamental policy decisions necessary for their implementation, the Organization Regulations and the basic organizational structure of the Group

                 b) Exercising such functions and authorities as shall be
                    assigned to it by the Organization Regulations

                 c) Regularly informing the Board of Directors, as prescribed by
                    Art. 25, item b of these Articles of Association, and submitting the documents in accordance with Art. 25, items a and c of these Articles of Association

                 3

                 The functions and authorities of the Group Executive Board and other management units designated by the Board of Directors are to be defined by the Organization Regulations.


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CORPORATE BODIES
D.    STATUTORY AND GROUP AUDITORS

                 ARTICLE 31

TERM OF OFFICE,  1
AUTHORITY AND    An auditing company is to be appointed as Statutory and Group
DUTIES           Auditors.

                 2

                 The shareholders in General Meeting shall elect the Statutory and Group Auditors for a term of one year. The rights and duties of the Statutory and Group Auditors are determined by the provisions of the law.

                 3

                 The General Meeting may appoint Special Auditors for a term of three years, who provide the attestations required for capital increases.


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SECTION 4
FINANCIAL STATEMENTS AND APPROPRIATION OF PROFIT, RESERVES



                 ARTICLE 32

FINANCIAL YEAR   The consolidated and parent company financial accounts are closed on December 31 of each year.

                 ARTICLE 33

APPROPRIATION    1
OF DISPOSABLE    At least 5% of the profit for the year is allocated to the
PROFIT           general statutory reserve until such time as said reserve
                 amounts to 20% of the share capital.

                 2

                 The remaining profit is, subject to the provisions of the Swiss Code of Obligations and of the Federal Banking law, at the disposal of the shareholders in General Meeting who may also use it for the formation of free or special reserves.

                 ARTICLE 34

RESERVES The shareholders in General Meeting determine the utilization of the general reserve in accordance with the legal provisions acting upon the recommendations of the Board of Directors.


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SECTION 5
NOTICES AND JURISDICTION

                 ARTICLE 35

OFFICIAL
PUBLICATION      Public notices appear in the Swiss official commercial gazette
MEDIA            (in French "Feuille Officielle Suisse du Commerce", or German
                 "Schweizerisches Handelsamtsblatt"). The Board of Directors may designate other publications as well.


                 ARTICLE 36

JURISDICTION     Jurisdiction for any disputes arising out of the corporate relationship shall be at both the registered offices of the Corporation, with the exception of legal actions in connection with the contestation or nullity of decisions of the shareholders' meeting or the nullity of Board of Directors' decisions, where jurisdiction shall exclusively be with the courts of Zurich.


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SECTION 6
NON-CASH CONSIDERATIONS AND CONTRIBUTION IN KIND

                 ARTICLE 37

NON-CASH         1
CONSIDERATIONS   The Corporation acquires Schweizerische Bankgesellschaft (SBG)
                 in Zurich by merger through the capital increase of April
                 30/May 19, 1998. Assets of CHF 426,820,619,609.52 and
                 liabilities of CHF 408,302,595,203.66 pursuant to the merger balance sheet of September 30, 1997 shall be transferred by universal succession to the Corporation; the amount of the capital increase has been paid in accordance with the merger agreement. The shareholders of the company acquired receive
                 128,750,000 fully paid-up registered shares of the acquiring company each with a par value of CHF 20.

                 2

                 The Corporation acquires Schweizerischer Bankverein (SBV) in Basel by merger through the capital increase of April 29/May 18, 1998. Assets of CHF 352,252,889,332.69 and liabilities of CHF 338,770,039,294.46 pursuant to the merger balance sheet of September 30, 1997 shall be transferred by universal succession to the Corporation; the amount of the capital increase has been paid in accordance with the merger agreement. The shareholders of the company acquired receive 85,623,491 fully paid-up registered shares of the acquiring company each with a par value of CHF 20.

                 ARTICLE 38

CONTRIBUTION IN  The Corporation, in connection with the capital increase of 1
KIND November 2000, is acquiring the totality of the shares of Paine Webber Group Inc. (New York, N.Y., USA) from existing shareholders of this listed company through the Corporation's wholly owned subsidiary UBS Americas Inc. (Wilmington, Delaware, USA) by way of a triangular merger under the laws of the State of Delaware (USA). Under the terms of the merger agreement of 12 July 2000, the total consideration for these shares will take the form of a cash component of not more than USD 6,350,000,000 plus a share component of not more than 42,800,000 shares of UBS AG, i.e. (assuming an exchange rate of CHF/USD 1.80 and a price of CHF 250 per UBS share) CHF 22,130,000,000, and of not less than USD 5,520,000,000 plus not less than 37,150,000 shares of UBS AG, i.e. (based on the foregoing assumptions) CHF 19,223,500,000, this including the 12,000,000 shares resulting from the capital increase of 1 November 2000.

                 UBS AG
                 For the Board of Directors:

                 Marcel Ospel            Gertrud Erismann-Peyer
                 Chairman                Company Secretary


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                  UBS

                  UBS AG
                  Board of Directors
                  P.O. Box, CH-8098 Zurich


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